Exhibit 99.1

Contact:	Andrea Vedanayagam Director, Corporate Communications QuickLogic Corporation (408) 990-4000 andrea@quicklogic.com

Andy Pease Promoted to President of

QuickLogic Corporation

SUNNYVALE, Calif. — February 9, 2009 — As part of our ongoing talent management and succession planning processes, the QuickLogic Board of Directors is pleased to announce the promotion of Andy Pease to the position of President of QuickLogic Corporation, effective March 30, 2009.

Pease joined QuickLogic in November 2006 in the position of Vice President of Worldwide Sales.  While in this position he has successfully demonstrated executive leadership in the development and execution of QuickLogic’s Customer Specific Standard Products (CSSP) strategy.  His accomplishments include a far reaching restructuring of the worldwide sales force, implementation and deployment of robust automated CRM tools and processes, and increased engagements and visibility with significant Tier 1 and Tier 2 customers in the hand-held mobile device market.

As President, Pease will continue to report to Tom Hart, Chairman and Chief Executive Officer. Pease will be responsible for the day-to-day operation of the business, with Sales, Marketing, Operations and Engineering functions reporting directly to him.  Finance, Human Resources/Organizational Development and Systems Architecture functions will also continue reporting directly to Hart, as the CEO.

In making the change, Tom Hart said, “I am very pleased to have Andy take on the responsibilities of being our president.  In hiring Andy Pease two years ago, we not only selected a highly talented sales leader, capable of taking our sales activities to a new level in direct support of our transition to a CSSP company, but also purposefully recruited a leader for the

future.   Andy’s laser focus, attention to detail, process discipline, energy and inspiration has been of significant benefit to our WW Sales teams, and has earned him the respect of peers, customers and partners alike.  These talents and leadership capabilities will now be used more broadly within the Company, to drive greater results and growth.

Pease earned a master’s degree in Computer Science from the Naval Postgraduate School in Monterey and a Bachelor’s degree in Operational Analysis from the U.S. Naval Academy.

About QuickLogic
QuickLogic Corporation (NASDAQ: QUIK) is the pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics original equipment manufacturers (OEMs) and original design manufacturers (ODMs).  These silicon plus software solutions are called Customer Specific Standard Products (CSSPs).  CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market.  For more information about QuickLogic and CSSPs, visit www.quicklogic.com.

 QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.  All other brands or trademarks are the property of their respective holders and should be treated as such.

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Code: QUIK-G